NYSE Amex Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Announces Accelerated Expiry Date of Warrants

Casper, Wyoming, January 26, 2011 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex and TSX: URZ; Frankfurt: U9E) hereby provides notice of an accelerated expiry date to the holders of the 4,225,000 share purchase warrants of the Company (the "Warrants") which remain outstanding from a prospectus offering of the Company’s units completed on October 27, 2009. Each Warrant is exercisable to purchase one common share of the Company at a price of US$3.00 per common share. The original expiry date of the Warrants was April 27, 2012. Warrant holders are hereby advised that the Warrants will now expire on February 25, 2011.

Pursuant to the terms of the warrant indenture governing the Warrants, and as described in the prospectus, Uranerz has the right to accelerate the expiry date of the Warrants in the event that the underlying common shares trade in the United States at a closing price of greater than $3.50 per share for a period of 20 consecutive trading days. In order to exercise the right, the Company must give notice to the Warrant holders, by way of press release, that the Warrants will expire on the 30th day after the date on which such notice is given. Effective at market close on January 26, 2011, the Company's U.S. closing price for each of the past 20 consecutive trading days exceeded US$3.50. The Company is exercising its right to accelerate the Warrants expiry date to 5:00 P.M. (Denver time) on February 25, 2011 (the “New Expiry Time”). This press release constitutes notice to Warrant holders of the New Expiry Time. Any Warrants remaining unexercised after the New Expiry Time will be cancelled.

Although it is unknown how many Warrants will be exercised, in the event that all Warrants are exercised, the Company will receive approximately $12.7 million, which will be added to working capital.

How to Exercise Warrants

Warrant holders who wish to exercise their Warrants should instruct their investment advisor for an "immediate exercise" and be prepared to provide payment (by certified cheque, bank draft or money order payable to Uranerz Energy Corporation) to their advisor firm equal to the exercise price for each warrant exercised. Exercise documentation together with payment should be directed to the Company’s Transfer Agent, Corporate Stock Transfer Inc., located at 3200 Cherry Creek Dr. South, Suite 430, Denver, Colorado 80209. Investors should consult with their investment advisor to confirm the time required to complete this process and other costs associated with the exercise, if any.

Warrant holders who hold a physical certificate wishing to exercise Warrants need to provide Corporate Stock Transfer with a certified cheque, bank draft or money order payable to Uranerz Energy Corporation, together with the Warrant certificate with the exercise form on the back of the certificate duly completed. For assistance, contact Corporate Stock Transfer directly at (303) 282-4800.

Complete instructions on how to exercise Warrants are posted on the Company’s website at www.uranerz.com.

The common shares underlying the Warrants are being offered directly by the Company pursuant to a prospectus supplement to the Company’s effective shelf registration statement on Form S-3 (File No. 333-160504) previously filed with the Securities and Exchange Commission and pursuant to a prospectus supplement to the Company’s shelf prospectus filed with securities regulators in each of the provinces of Canada, except Quebec, pursuant to the multi-jurisdictional disclosure system. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission website at http://www.sec.gov, from the System for Electronic Document Analysis and Retrieval (SEDAR) website at http://www.sedar.com or from the Company using the contact information below.

About Uranerz
Uranerz Energy Corporation is a U.S.-based uranium company focused on achieving near-term commercial in-situ recovery (“ISR”) uranium production in Wyoming, the largest producer of uranium of any U.S. state. The Uranerz management team has specialized expertise in the ISR uranium mining method, and has a record of licensing, constructing and operating commercial ISR uranium projects.

Uranerz Energy Corporation is listed on the NYSE Amex and the Toronto Stock Exchange under the symbol “URZ,” and listed on the Frankfurt Stock Exchange under the symbol “U9E.”

Further Information
For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or by email at info@uranerz.com. Alternatively, please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the SEC at www.sec.gov or visit the Company’s profile on SEDAR at www.sedar.com.

Forward-looking Statements

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to anticipated proceeds from the exercise of outstanding warrants, statements setting out plans or projections as to future production, planned development, the regulatory approval of planned operations, and all statements containing estimates and expectations. Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined in the Company’s most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities regulators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking information or forward-looking statements, except as required by law.